UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29661 (Commission File Number)	52-1782500 (I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway

Alameda, California 94502

(Address of principal executive offices)  (Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2009 in China (which for purposes of this filing was December 18, 2009), UTStarcom, Inc. (the “Company”) entered into a Property Transfer and Leaseback Agreement (the “Agreement”) to transfer its facility in Hangzhou, China for RMB 950 million (approximately US $140 million) to Zhejiang Zhongnan Construction Group Co., Ltd. (the “Buyer”). The transaction is subject to customary closing conditions and is expected to close before the end of first quarter of 2010.

Under the terms of the Agreement, the Company will transfer its manufacturing operations, research and development and administrative offices facility as well as certain other assets related to the property for a total purchase price of RMB 950 million (approximately US $140 million).  Of the purchase price, RMB 50 million (approximately US $7.3 million) will be withheld by Buyer and Buyer has agreed to pay all transaction-related taxes.  Within three business days of signing, Buyer is obligated to pay the Company a deposit of RMB 50 million (approximately US $7.3 million) which may be retained by the Company under certain conditions.  Within three business days of delivery to the Buyer of specified documentation regarding the property, the Buyer will pay the Company an additional RMB 45 million (approximately US $6.6 million).  Within 20 business days of the delivery of the specified documentation and payment of the RMB 45 million (approximately US $6.6 million) the parties will submit the title transfer documentation (the parties will work together to transfer the title). The Buyer will pay to the Company an additional RMB 760 million (approximately US $111 million) upon formal submittal of the title application.  The remaining purchase price (minus the RMB 50 million (approximately US $7.3 million) transaction-related tax withholding) will be paid within three business days of the final transfer and inspection of the property.

The Company will lease back 70,000 sqm gross floor area (“GFA”) aboveground and 12,000 sqm GFA belowground of the property for a period of 6 years at a rate of RMB 2.5, 3.0 and 3.2 (approximately US $0.37, $0.44, $0.47, respectively) per sqm per day for years 1-2, 3-4 and 5-6, respectively, of the leaseback period for the aboveground space; and for RMB 25 (approximately US $3.66)  per sqm per month for the underground space for the full leaseback period.

The Company may terminate the Agreement for any reason prior to the transfer of the title to the property upon repayment of all amounts paid to the Company by the Buyer and payment by the Company to the Buyer of an additional RMB 50 million (approximately US $7.3 million).

The original Agreement is in Chinese.  An English translation is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

On December 21, 2009, the Company issued a press release announcing that it had entered into the Agreement.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.06 Material Impairment

In connection with the transaction, the management of the Company also determined on December 18, 2009 that the Company will be required to record a material non-cash impairment charge related to the facility in its fourth quarter and 2009 financial results. As of the time of this filing, due to the accounting complexity associated with the transfer and leaseback transaction, the Company is unable in good faith to make a determination of an estimate or range of estimates of such material charge.

The Company is still evaluating the accounting treatment of the transaction.  Although it would not impact the amount of cash proceeds to be received, the transaction may not qualify as a sale for accounting purposes which would require the Company to reflect the transaction as financing and recognize the cash proceeds as debt and retain the Hangzhou facility as an asset on its books until the end of the leaseback period.

The Company will file an amended report on Form 8-K under this Item 2.06 within four business days after it makes a determination of the accounting treatment of the transaction and an estimate or range of estimates of the impairment charge.

Item 9.01               Financial Statements and Exhibits.

(d)               Exhibits

Exhibit Number	Description
2.1	Property Transfer and Leaseback Agreement, dated as of December 19, 2009, by and between UTStarcom Telecom Co., Ltd. and Zhejiang Zhongnan Construction Group Co., Ltd. (translation from Chinese)
99.1	Press Release dated December 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: December 24, 2009	By:	/s/Viraj Patel
	Name:	Viraj Patel
	Title:	Vice President, Corporate Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Property Transfer and Leaseback Agreement, dated as of December 19, 2009, by and between UTStarcom Telecom Co., Ltd. and Zhejiang Zhongnan Construction Group Co., Ltd. (translation from Chinese)
99.1	Press Release dated December 21, 2009